Exhibit 99.1

FOR IMMEDIATE RELEASE

Forrester Research Reports 2021 First-Quarter Financial Results

Cambridge, Mass., May 5, 2021 . . . Forrester Research, Inc. (Nasdaq: FORR) today announced its 2021 first-quarter financial results.

First-Quarter Financial Performance

Total revenues were $113.8 million for the first quarter of 2021, compared with $106.3 million for the first quarter of 2020.

On a GAAP basis, net income was $4.0 million, or $0.21 per diluted share, for the first quarter of 2021, compared with a net loss of $0.5 million, or $0.03 per diluted share, for the same period in 2020.

On an adjusted basis, net income was $8.6 million, or $0.45 per diluted share, for the first quarter of 2021, which reflects an adjusted effective tax rate of 31%. Adjusted net income excludes stock-based compensation of $2.5 million, amortization of acquisition-related intangible assets of $3.9 million, and integration costs of $0.1 million. This compares with adjusted net income of $6.9 million, or $0.37 per diluted share, for the same period in 2020, which reflects an adjusted tax rate of 31%. Adjusted net income for the first quarter of 2020 excludes stock-based compensation of $2.8 million, amortization of acquisition-related intangible assets of $4.7 million, acquisition-related deferred revenue fair value adjustment of $0.2 million, and integration costs of $2.9 million.

“We significantly beat our Q1 expectations for revenue, operating margin, and earnings per share and generated record quarterly cash flow,” said George F. Colony, Forrester’s chairman and chief executive officer. “We grew contract value bookings by 4% year over year. We have seen three quarters of sequential CV growth since the second quarter of 2020. As a result of this strong performance, we will be raising guidance for 2021.”

“We played offense in 2020, investing and preparing the company for recovery and positioning it to grow contract value bookings by double-digit rates. To that end, I am excited to announce the launch of Forrester Decisions, a premium portfolio of 15 new research services designed to help our clients shorten the distance between a bold vision of the future and superior business impact. The pandemic has driven customer behavior changes, and companies must now be all-in on digital. The Forrester Decisions product portfolio will help businesses navigate these changes. I expect the new product to drive Forrester’s contract value growth.”

As part of the company’s pivot to contract value (CV) in 2021, Forrester is classifying all components of its CV subscription research products as research revenues. In prior periods, advisory sessions included in Forrester’s research subscription products were classified as consulting revenues. This has resulted in approximately $1.4 million of revenue being reclassified from consulting revenues to research revenues in the three months ended March 31, 2020.

Forrester is providing second-quarter and full-year 2021 financial guidance as follows:

Second-Quarter 2021 (GAAP):

•	Total revenues of approximately $120.0 million to $124.0 million.

•	Operating margin of approximately 8.0% to 10.0%.

•	Interest expense of approximately $1.1 million.

•	An effective tax rate of 32%.

•	Earnings per share of approximately $0.28 to $0.34.

Second-Quarter 2021 (Adjusted):

Adjusted financial guidance for the second quarter of 2021 excludes stock-based compensation expense of $2.3 million to $2.5 million, amortization of acquisition-related intangible assets of approximately $4.0 million, integration costs of approximately $0.1 million, and any investment gains or losses.

•	Adjusted operating margin of approximately 13.0% to 15.0%.

•	Adjusted effective tax rate of 31%.

•	Adjusted diluted earnings per share of approximately $0.52 to $0.58.

Full-Year 2021 (GAAP):

•	Total revenues of approximately $473.0 million to $483.0 million.

•	Operating margin of approximately 4.5% to 5.5%.

•	Interest expense of approximately $4.3 million.

•	An effective tax rate of 32%.

•	Earnings per share of approximately $0.66 to $0.76.

Full-Year 2021 (Adjusted):

Adjusted financial guidance for full-year 2021 excludes stock-based compensation expense of $9.8 million to $10.3 million, amortization of acquisition-related intangible assets of approximately $15.2 million, integration costs of $0.3 million to $0.5 million, and any investment gains or losses.

•	Adjusted operating margin of approximately 10.0% to 11.0%.

•	Adjusted effective tax rate of 31%.

•	Adjusted diluted earnings per share of approximately $1.58 to $1.68.

About Forrester

Forrester (Nasdaq: FORR) is one of the most influential research and advisory firms in the world. We help leaders across technology, marketing, customer experience, product, and sales functions use customer obsession to accelerate growth. Through Forrester’s proprietary research, consulting, and events, leaders from around the globe are empowered to be bold at work — to navigate change and put their customers at the center of their leadership, strategy, and operations. Our unique insights are grounded in annual surveys of more than 675,000 consumers, business leaders, and technology leaders worldwide; rigorous and objective research methodologies, including Forrester Wave™ evaluations; over 52 million real-time feedback votes; and the shared wisdom of our clients. To learn more, visit Forrester.com.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements include, but are not limited to, Forrester’s financial guidance for the second quarter of and full-year 2021 and statements about the launch of Forrester Decisions and Forrester’s future financial performance and financial condition. These statements are based on Forrester’s current plans and expectations and involve risks and uncertainties that could cause actual future activities and results of operations to be materially different from those set forth in the forward-looking statements. Important factors that could cause actual future activities and results to differ include, among others, Forrester’s ability to retain and enrich memberships for its research products and services; Forrester’s ability to fulfill existing or generate new consulting engagements and advisory services; technology spending; the impact of health epidemics, including COVID-19, on Forrester’s business; Forrester’s ability to respond to business and economic conditions and market trends; the risks and challenges inherent in international business activities, including the exit of the United Kingdom from the European Union; Forrester’s ability to offer new products and services; Forrester’s dependence on key personnel; Forrester’s ability to attract and retain professional staff; the impact of Forrester’s outstanding debt obligations; competition and industry consolidation; possible variations in Forrester’s quarterly operating results; concentration of ownership of Forrester; the possibility of network disruptions and security breaches; any failure to enforce and protect Forrester’s intellectual property rights; compliance with privacy laws; taxation risks; and any weakness in Forrester’s system of internal controls. Forrester undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events, or otherwise. For further information, please refer to Forrester’s reports and filings with the Securities and Exchange Commission.

The consolidated statements of operations and the table of key financial data are attached.

Contact:

Scott Chouinard

Interim Chief Financial Officer and Treasurer

Forrester Research, Inc.

+1 617-613-6060

schouinard@forrester.com

Shweta Agarwal

Public Relations

Forrester Research, Inc.

+1 617-613-6805

sagarwal@forrester.com

© 2021, Forrester Research, Inc. All rights reserved. Forrester is a trademark of Forrester Research, Inc.

Forrester Research, Inc.

Consolidated Statements of Income

(Unaudited, In thousands, except per share data)

	Three Months Ended
	March 31,
	2021	2020
Revenues:
Research	$74,968	$74,267
Consulting	38,550	31,988
Events	263	90

Total revenues	113,781	106,345

Operating expenses:
Cost of services and fulfillment	47,477	43,353
Selling and marketing	39,279	40,273
General and administrative	13,178	12,005
Depreciation	2,290	2,406
Amortization of intangible assets	3,903	4,712
Integration costs	118	2,875

Total operating expenses	106,245	105,624

Income from operations	7,536	721
Interest expense	(1,129)	(1,538)
Other income (expense), net	(470)	310
Gains on investments	—	13

Income (loss) before income taxes	5,937	(494)
Income tax expense	1,981	19

Net income (loss)	$3,956	$(513)

Basic income (loss) per common share	$0.21	$(0.03)

Diluted income (loss) per common share	$0.21	$(0.03)

Basic weighted average shares outstanding	19,061	18,705

Diluted weighted average shares outstanding	19,288	18,705

Adjusted data (1):
Total revenues - GAAP	$113,781	$106,345
Deferred revenue fair value adjustment	—	185

Adjusted revenues	$113,781	$106,530

Income from operations - GAAP	$7,536	$721
Deferred revenue fair value adjustment	—	185
Amortization of intangible assets	3,903	4,712
Integration costs	118	2,875
Stock-based compensation included in the following expense categories:
Cost of services and fulfillment	1,435	1,593
Selling and marketing	449	362
General and administrative	608	847

Adjusted income from operations	$14,049	$11,295

	Three Months Ended
	March 31,
	2021		2020
	Amount	Per Share	Amount	Per Share
Net income (loss) - GAAP	$3,956	$0.21	$(513)	$(0.03)
Effect on GAAP net loss of diluted shares		—		—
Deferred revenue fair value adjustment	—	—	185	0.01
Amortization of intangible assets	3,903	0.20	4,712	0.25
Integration costs	118	0.01	2,875	0.15
Stock-based compensation	2,492	0.13	2,802	0.15
Gains on investments	—	—	(13)	—
Tax effects of items above (2)	(1,647)	(0.09)	(2,712)	(0.14)
Adjustment to tax expense for adjusted tax rate (3)	(231)	(0.01)	(390)	(0.02)

Adjusted net income	$8,591	$0.45	$6,946	$0.37

Diluted weighted average shares outstanding	19,288		18,826

(1)

Forrester believes that adjusted financial results provide investors with consistent and comparable information to aid in the understanding of Forrester’s ongoing business, and are also used by Forrester in making compensation decisions. Our adjusted presentation excludes amortization of acquisition-related intangible assets, acquisition-related deferred revenue fair value adjustments, stock-based compensation, integration costs, and net gains or losses from investments, as well as their related tax effects. We also utilized an assumed tax rate of 31% in both 2021 and 2020, which excludes items such as any release of reserves for uncertain tax positions established in prior years, the settlement of prior year tax audits, and the effect of any adjustments related to the filing of prior year tax returns. The adjusted data does not purport to be prepared in accordance with Accounting Principles Generally Accepted in the United States.

(2)	The tax effect of adjusting items is based on the accounting treatment and rate for the jurisdiction of each item.
(3)	To compute adjusted net income, we apply an adjusted effective tax rate of 31%.

Forrester Research, Inc.

Key Financial Data

(Unaudited, dollars in thousands)

	March 31,	December 31,
	2021	2020
Balance sheet data:
Cash and cash equivalents	$125,600	$90,257
Accounts receivable, net	$68,822	$84,695
Deferred revenue	$216,522	$179,968
Debt outstanding	$106,250	$109,375

	March 31,
	2021	2020
Cash flow data:
Net cash provided by operating activities	$40,551	$21,823
Purchases of property and equipment	$(1,468)	$(2,401)
Repayments of debt	$(3,125)	$(16,344)

	As of
	March 31,
	2021	2020
Metrics:
Contract value	$307,300	$308,000
Client retention	75%	74%
Wallet retention	89%	90%
Number of clients	2,907	2,835

	As of
	March 31,
	2021	2020
Headcount:
Total headcount	1,749	1,794
Sales force	662	684